COLONY BANKCORP, INC. AND TC BANCSHARES INC. ANNOUNCE SIGNING OF DEFINITIVE MERGER AGREEMENT TO CREATE A STRONGER FRANCHISE IN KEY GEORGIA AND FLORIDA MARKETS

FITZGERALD, GA. and THOMASVILLE, GA (July 23, 2025) – Colony Bankcorp, Inc. (NYSE: CBAN) (“Colony” or the “Company”), the holding company for Colony Bank, and TC Bancshares, Inc. (OTCQX: TCBC) (“TC Bancshares”), the holding company for TC Federal Bank, today jointly announced the signing of a definitive merger agreement in which Colony has agreed to acquire 100% of the common stock of TC Bancshares in a combined stock-and-cash transaction valued at approximately $86.1 million (the “Merger”). The transaction is expected to form a stronger banking franchise focused on delivering enhanced customer service, expanded capabilities, and scalable, long-term growth.

This partnership brings together two like-minded institutions with complementary strengths, strong cultural alignment, and a shared commitment to community banking and enduring customer relationships.

“This merger marks an exciting step forward in our ability to better serve our customers and communities,” said Colony’s Chief Executive Officer, Heath Fountain. “Together, we are creating a stronger franchise with deeper resources, broader reach, and an even greater focus on personalized service.”

TC Bancshares President and Chief Executive Officer, Greg Eiford, added, “Colony and TC Federal share a common vision and guiding principles. This combination allows us to build on our legacy of community commitment while enhancing the products, services, and technology we offer to customers.”

Greg Eiford will be joining the Colony team as an Executive Vice President and Chief Community Banking Officer. Other key members of TC Federal Bank will also be joining Colony’s team, bringing valuable experience and market knowledge that will strengthen our combined organization.

Under the terms of the agreement, each TC Bancshares shareholder will have the right to elect to receive either $21.25 in cash or 1.25 shares of Colony’s common stock in exchange for each share of TC Bancshares common stock, subject to customary proration and allocation procedures such that approximately 20% of TC Bancshares common stock will be converted to cash consideration and the remaining 80% will be converted to Colony common stock. The combined organization will have approximately $3.8 billion in total assets, $3.1 billion in total deposits, and $2.4 billion in loans, making it one of the leading community banks in the Southeast. The transaction is expected to be immediately accretive to Colony’s earnings per share, excluding one-time merger-related expenses, and will enhance Colony’s key performance ratios.

The boards of directors of both Colony and TC Bancshares have unanimously approved the transaction, which is expected to close in fourth quarter 2025, subject to regulatory approvals, shareholder approval, and other customary closing conditions.

A conference call with analysts will be held at 9:00 AM Eastern Time on Thursday, July 24, 2025. The conference call can be accessed by dialing 1-800-549-8228 and using the Conference ID: 22154. Participants are encouraged to dial in 15 minutes prior to the call. A replay of the call will be available until Thursday, July 31, 2025, by dialing 1-888-660-6264 and entering the passcode 22154#. An investor presentation will be available under the Investor Relations section of the Company’s website, www.colony.bank.

Advisors

Hovde Group, LLC served as financial advisor and Alston & Bird, LLP served as legal counsel to Colony. Performance Trust Capital Partners, LLC served as financial advisor to TC Bancshares and Nelson, Mullins, Riley & Scarborough, LLP served as its legal advisor.

About Colony Bankcorp, Inc.

Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in Fitzgerald, Georgia in 1975, Colony operates locations throughout Georgia as well as in Birmingham, Alabama; Tallahassee, Florida; and the Florida Panhandle. Colony Bank offers a range of banking solutions for personal and business customers. In addition to traditional banking services, Colony provides specialized solutions that include mortgage lending, government guaranteed lending, consumer insurance, wealth management, credit cards and merchant services. Colony’s common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “CBAN.” For more information, please visit www.colony.bank. You can also follow the Company on social media.

About TC Bancshares, Inc.

TC Federal Bank was established in Thomasville, Georgia in 1934. What began as a savings and loan association by the citizens of Thomas County during the Great Depression, has grown into a $570 million dollar community bank serving the financial needs of families and businesses in Northern Florida and Southern Georgia. TC Federal Bank is built on a long-standing tradition of trust and offers expertise in personal and business banking, as well as real estate lending. Throughout its history, TC Federal Bank has stayed open and committed to serving the community through a variety of economic cycles. Today, they are proud to be home to some of the best bankers in the area. Through premium customer service and enriched customer relationships, TC Federal Bank is the bank you can trust for a lifetime. For more information on TC Federal Bank, visit www.tcfederal.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the Merger, the expected returns and other benefits of the Merger, to shareholders, expected improvement in operating efficiency resulting from the Merger, estimated expense reductions resulting from the transactions and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the Merger on the Company's capital ratios. Forward-looking statements represent management's beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors that could cause or contribute to such differences include, but are not limited to (1) the risk that the cost savings and any revenue synergies from the Merger may not be realized or take longer than anticipated to be realized, (2) disruption from the Merger with customers, suppliers, employee or other business partners relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (4) the risk of successful integration of TC Bancshares' business into the Company, (5) the failure to obtain the necessary approvals by the shareholders of TC Bancshares or the Company, (6) the amount of the costs, fees, expenses and charges related to the Merger, (7) the ability by the Company to obtain required governmental approvals of the Merger, (8) reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the Merger, (9) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing of the Merger, (10) the risk that the integration of TC Bancshares's operations into the operations of the Company will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by the Company's issuance of additional shares of its common stock in the Merger transaction, and (13) general competitive, economic, political and market conditions.

These factors are not necessarily all of the factors that could cause the Company’s, TC Bancshares’ or the combined company’s actual results, performance, or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including unknown or unpredictable factors, also could harm the Company’s, TC Bancshares’, or the combined company’s results.

The Company and TC Bancshares urge you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by the Company and / or TC Bancshares. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this news release or made by the Company or TC Bancshares in any report, filing, document or information incorporated by reference in this news release, speaks only as of the date on which it is made. The Company and TC Bancshares undertake no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company and TC Bancshares believe that these assumptions or bases have been chosen in good faith and that they are reasonable. However, the Company and TC Bancshares caution you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, the Company and TC Bancshares caution you not to place undue reliance on the forward-looking statements contained in this news release or incorporated by reference herein.

If the Company or TC Bancshares update one or more forward-looking statements, no inference should be drawn that the Company or TC Bancshares will make additional updates with respect to those or other forward-looking statements. Further information regarding the Company and factors which could affect the forward-looking statements contained herein can be found in the cautionary language included under the headings “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company's Annual Reports on Form 10-K for the year ended December 31, 2024, and other documents subsequently filed by the Company with the Securities and Exchange Commission (the “SEC”).

Additional Information About the Merger and Where to Find It

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed Merger, the Company will file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of TC Bancshares and the Company and a prospectus of the Company, as well as other relevant documents concerning the proposed transaction. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, TC BANCSHARES AND THE PROPOSED MERGER. The joint proxy statement/prospectus will be sent to the shareholders of TC Bancshares seeking the required shareholder approval. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the related joint proxy statement/prospectus, when filed, as well as other documents filed with the

SEC by the Company through the web site maintained by the SEC at www.sec.gov. Documents filed with the SEC by the Company will also be available free of charge by directing a written request to Colony Bankcorp, Inc., 115 South Grant Street, Fitzgerald, Georgia 31750, Attn: Derek Shelnutt and on the Company’s website, colony.bank, under Investor Relations. The Company’s telephone number is (229) 426-6000.

Participants in the Transaction

The Company, TC Bancshares and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of TC Bancshares and the Company in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about the Company and its directors and officers may be found in the definitive proxy statement of the Company relating to its 2025 Annual Meeting of Shareholders filed with the SEC on April 17, 2025. The definitive proxy statement can be obtained free of charge from the sources described above.

For additional Colony Bankcorp Inc. information, contact:

Derek Shelnutt
EVP & Chief Financial Officer
229-426-6000 ext. 6119

For additional TC Bancshares Inc. information, contact:

Greg Eiford
President and Chief Executive Officer
229-224-1031

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